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                                                                    EXHIBIT 23.1
Independent Auditors' Consent

The Shareholders and Board of Directors of
Advanced Energy Industries, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-01616, 333-04073, 333-46705, 333-57233, 333-65413, 333-79425,
333-79429, 333-62760, 333-69148, 333-69150 and 333-87718) on Form S-8 and
(333-37378, 333-47114, 333-72748 and 333-87720) on Form S-3 of Advanced Energy
Industries, Inc. and subsidiaries of our report dated February 11, 2003, with respect to the consolidated balance sheet of Advanced Energy Industries, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002, and the related consolidated financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Advanced Energy Industries, Inc.

Our report dated February 11, 2003 contains an explanatory paragraph relating to the fact that the consolidated financial statements of Advanced Energy Industries, Inc. and subsidiaries as of December 31, 2001 and for each of the years in the two-year period then ended were audited by other auditors who have ceased operations. As described in Note 1 to the consolidated financial statements, those consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of Advanced Energy Industries, Inc. and subsidiaries other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

Denver, Colorado
March 26, 2003